Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
DECEMBER 16, 2010
CHESAPEAKE MIDSTREAM PARTNERS, L.P. AGREES TO ACQUIRE
GAS GATHERING ASSETS IN HAYNESVILLE SHALE
FROM CHESAPEAKE ENERGY CORPORATION

OKLAHOMA CITY, OKLAHOMA, DECEMBER 16, 2010 – Chesapeake Midstream Partners, L.P. (NYSE:CHKM) today announced it has agreed to acquire the Springridge natural gas gathering system and related facilities in the Haynesville Shale from Chesapeake Midstream Development, L.P., a wholly owned subsidiary of Chesapeake Energy Corporation (NYSE:CHK) (“Chesapeake”), for cash consideration of $500 million.

The Partnership will acquire Chesapeake’s 100% ownership interest in the Springridge system which consists of 220 miles of gathering pipeline in Caddo and De Soto Parishes, Louisiana.  The average throughput on the system during the 2010 third quarter was approximately 400 million cubic feet per day, with significant future exposure to third-party volume.  The acquisition allows the Partnership to broaden its operating footprint and provides access to the Haynesville Shale, which is one of the largest and lowest cost natural gas fields in the United States.

At closing, the Partnership will simultaneously enter into a 10-year, 100% fixed-fee gas gathering agreement with Chesapeake which includes a significant acreage dedication, annual fee redetermination and a minimum volume commitment.  The combination of basin diversification, increased footprint, access to third-party volumes, low risk contractual terms and anticipated growth prospects makes the acquisition an attractive addition to the Partnership’s portfolio.

The acquisition will be financed with a draw on the Partnership’s revolving credit facility of approximately $250 million plus $250 million of cash on hand.  Following the transaction, the Partnership will have approximately $500 million of additional borrowing capacity on its credit facility.  The acquisition is expected to close before December 31, 2010.

Terms of the transaction were unanimously approved by the Board of Directors of the Partnership’s general partner and by the Board’s Conflicts Committee, which is comprised entirely of independent directors.  The Conflicts Committee engaged Tudor, Pickering, Holt & Co. Securities, Inc. to act as its financial advisor and Richards, Layton & Finger, P.A. to act as its legal advisor.

Management Comments

J. Mike Stice, Chesapeake Midstream Partners’ Chief Executive Officer, commented, “We are pleased to deliver an attractive drop-down within six months of our IPO.  We expect the acquisition to be immediately accretive to distributable cash flow and believe these assets, located in one of the premier cost-advantaged unconventional plays, have significant potential for organic growth.  This transaction is consistent with our best-in-class business model which is based on long-term contractual arrangements.”

INVESTOR CONTACT:	MEDIA CONTACTS:	CHESAPEAKE MIDSTREAM PARTNERS, L.P.
Dave Shiels, CFO	Jim Gipson	777 N. W. Grand Boulevard
(405) 935-6224	(405) 935-1310	P.O. Box 18355
dave.shiels@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154

Conference Call Information

The Partnership has scheduled a conference call to discuss the acquisition and an outlook for 2011 on Friday, December 17, 2010 at 9:00 a.m. EST.  Presentation materials to be referenced during the discussion will be available just prior to the call and can be accessed by going to the main page of the Chesapeake Midstream Partners website at www.chkm.com.  The telephone number to access the conference call is 719-325-2338 or toll-free 800-890-0881.  The passcode for the call is 4684980.  We encourage those who would like to participate in the call to dial the access number between 8:50 and 9:00 a.m. EST.  For those unable to participate in the conference call, a replay will be available for audio playback from 12:00 p.m. EST on December 17, 2010 through 12:00 p.m. EST on December 31, 2010.  The number to access the conference call replay is 719-457-0820 or toll-free 888-203-1112.  The passcode for the replay is 4684980.  The conference call will also be webcast live on the Internet and can be accessed by going to the "Events" subsection of the "Investors" section of the Partnership’s website.  An archive of the conference call webcast will also be available on the website.

This press release includes forward-looking statements.  Forward-looking statements give our current expectations or forecasts of future events.  They include but are not limited to throughput volumes, revenues, net income, adjusted ebitda and distributable cash flow, as well as other statements concerning our business strategy and plans and objectives for future operations.  We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this release, and we undertake no obligations to update this information.  Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to be correct.  They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.  Factors that could cause actual results to differ materially from expected results are described under “Risk Factors” in our prospectus dated July 28, 2010 and filed with the Securities Exchange Commission on July 30, 2010.  These factors include the ability to consummate the transactions contemplated by this press release.

Chesapeake Midstream Partners, L.P. is one of the industry’s largest midstream master limited partnerships and owns, operates, develops and acquires natural gas gathering systems and other midstream energy assets.  Headquartered in Oklahoma City, the Partnership's operations are currently focused on the Barnett Shale and Mid-Continent regions of the U.S.  Further information is available at www.chkm.com, where the Partnership routinely posts announcements, updates, events, investor information and presentations and all recent press releases.